UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2013

KBS STRATEGIC OPPORTUNITY REIT, INC.
(Exact name of registrant specified in its charter)
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Maryland	000-54382	26-3842535
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
The information in this Report set forth under Item 2.03 is incorporated herein by reference.
ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
On January 14, 2014, KBS Strategic Opportunity REIT, Inc. (the “Company”), through an indirect wholly owned subsidiary (the “Owner”), acquired from Plaza Center Property LLC an office property consisting of two office buildings and 490,096 rentable square feet located on approximately 4.1 acres of land in Bellevue, Washington (the “Plaza Buildings”).  The seller is not affiliated with the Company or KBS Capital Advisors LLC, the Company’s external advisor.
The purchase price of the Plaza Buildings was $186.5 million plus closing costs.  The Company funded the purchase of the Plaza Buildings with proceeds from the Plaza Building Mortgage Loan (discussed in Item 2.03 below), proceeds from the Plaza Buildings Mezzanine Loan (discussed in Item 2.03 below) and cash on hand.
The Plaza Buildings were built in 1978 and 1983 and renovated in 2007. The Plaza Buildings are currently 81% leased to 52 tenants.  The current aggregate annual effective base rent for the tenants of the Plaza Buildings, which is calculated as the annualized contractual base rental income (excluding rental abatements), is approximately $9.8 million. The current weighted-average remaining lease term for the tenants is approximately 4.3 years and the current weighted-average annual rental rate over the remaining lease term is approximately $32.19 per square foot.
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF REGISTRANT
Plaza Buildings Mortgage Loan
On January 14, 2014, in connection with the Company’s acquisition of the Plaza Buildings, the Owner entered into a three-year secured mortgage loan with Well Fargo Bank, N.A., an unaffiliated lender, for borrowings of up to $111.0 million secured by the Plaza Buildings (the “Plaza Buildings Mortgage Loan”). On January 14, 2014, $108.0 million of the Plaza Buildings Mortgage Loan was funded and the remaining $3.0 million is available for future disbursements to be used for tenant improvements and leasing commissions, subject to certain terms and conditions contained in the loan documents. The Plaza Buildings Mortgage Loan matures on January 14, 2017, with two options to extend the maturity date to January 14, 2018 and January 14, 2019, subject to certain other terms and conditions contained in the loan documents. The Plaza Buildings Mortgage Loan bears interest at a floating rate of 190 basis points over one-month LIBOR. Monthly payments are initially interest only. Beginning with the February 2016 payment, monthly payments will include principal and interest, with principal payments calculated using an amortization schedule of 30 years and an annual interest rate of 6.5%. Any remaining principal balance and all accrued and unpaid interest and fees will be due at maturity. The Owner will have the right to prepay the loan in whole at any time or in part from time to time, subject to the payment of an exit fee for prepayments made prior to July 14, 2015 and subject to certain other conditions contained in the loan documents.
KBS SOR Properties, LLC, a separate wholly owned subsidiary of the Company through which the Company indirectly owns all of its real estate assets (“KBS SOR Properties”), provided a limited guaranty of the Plaza Buildings Mortgage Loan with respect to certain potential deficiencies, losses or damages suffered by the lender resulting from certain intentional acts committed by the Owner, KBS SOR Properties, the Company or its affiliates in violation of the loan documents.
Plaza Buildings Mezzanine Loan
On January 14, 2014, in connection with the Company’s acquisition of the Plaza Buildings, through an indirect wholly owned subsidiary which owns the equity interests in the Owner, the Company entered into a three-year mezzanine loan with SBAF Mortgage Fund I/Lender, LLC, an unaffiliated lender, for borrowings of up to $30.0 million secured by the equity interests in the Owner (the “Plaza Buildings Mezzanine Loan”). On January 14, 2014, $25.0 million of the Plaza Buildings Mezzanine Loan was funded and the remaining $5.0 million is available for future disbursements to be used for tenant improvements and leasing commissions, subject to certain terms and conditions contained in the loan documents. The Plaza Buildings Mezzanine Loan matures on January 14, 2017, with two options to extend the maturity date to January 14, 2018 and January 14, 2019, subject to the concurrent extension of the Plaza Building Mortgage Loan and certain other terms and conditions contained in the loan documents. The Plaza Buildings Mezzanine Loan bears interest at a floating rate of 785 basis points over one-month LIBOR. The Company may have the right to prepay the Plaza Buildings Mezzanine Loan under certain circumstances and subject to certain conditions contained in the loan documents.  Prepayments made prior to July 14, 2015 will be subject to the payment of an exit fee.
KBS SOR Properties provided a limited guaranty of the Plaza Buildings Mezzanine Loan with respect to certain potential deficiencies, losses or damages suffered by the lender resulting from certain intentional acts committed by the borrower, KBS SOR Properties, the Owner, the Company or its affiliates in violation of the loan documents.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)
Financial Statements of Real Estate Acquired. Since it is impracticable to provide the required financial statements for the acquired real property described in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before April 2, 2014, by amendment to this Form 8-K.

(b)	Pro Forma Financial Information. See paragraph (a) above.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS STRATEGIC OPPORTUNITY REIT, INC.

Dated: January 16, 2014	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer